EXHIBIT 10.2

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), made as of the 23rd day of May, 2013, effective on the Effective Date (as defined herein), between Sputnik Enterprises, Inc., a Nevada corporation (the “Company”), having its principal place of business at Orlando, Florida, and Anthony G. Gebbia (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive has agreed to serve as the Chief Operating Officer of the Company and;

WHEREAS, the Company desires to secure the services of Executive, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Executive possesses knowledge and skills that will contribute to the continued success of the Company’s business, and,

WHEREAS, the Company believes that Executive’s knowledge and skills will prove to be crucial in executing the business plan of the Company;

WHEREAS, the Company is prepared to commit to the terms and conditions of employment as forth herein currently applicable to Executive; and

WHEREAS, the recitals set forth above are hereby incorporated into and made a part of this Agreement.

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

ARTICLE I
EMPLOYMENT

1.01. Position and Duties.  Executive is hereby employed as the COO of the Company, and will use his/her energies and abilities in the performance of his/her duties, related to and consistent with his position, as may be assigned to him/her from time to time by the CEO of the Company. Executive shall perform such services and render reports as directed by the CEO.

1.02. Location.  Executive’s place of work shall be in Orlando, Florida subject to Executive traveling outside of such location from time to time as business needs may require.

1.03. Term.

1.03.1.  The executive’s term as COO shall be effective as of May 23, 2013 (the “Effective Date”), and shall continue until either Executive or the Company provides at least 15 days advance written notice of termination of this employment agreement.

1.04. Compensation.

1.04.1. Base Fee. Executive compensation hereunder shall be cash compensation in the form of contract fees of $10,000 per month payable on the 1st and 15th of each month.

1.04.2. Signing Bonus. Executive shall receive 200 shares of convertible preferred shares of Sputnik Enterprises, Inc. (SPNI OTCBB) for a signing bonus and for past service as CEO of the Company.  The shares are earned upon execution of this agreement.

1.04.3. Future Bonus. Executive shall be entitled to any future merit bonuses as adopted and approved by the Board of Directors of the Company in their sole discretion

1.05. Benefits and Expenses.

1.05.1. Benefits. Company shall not provide and Executive shall not receive any benefits during the term of this agreement.

1.05.2. Business Expenses.  The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require in accordance with the generally applicable and reasonable policies and procedures of the Company.  Approved expenses will be paid within 30 days of submission. All expenses require pre approval by the company.

ARTICLE II
TERMINATION

2.01. Incapacity.  If during the term of Executive’s employment, Executive is prevented from effectively performing the essential functions of his job, with reasonable accommodation (if such reasonable accommodation can be provided by Company), for a period of 180 days within any twelve month period by reason of illness or Disability, the Company, by written notice to Executive, may terminate Executive’s employment.  Upon delivery to Executive of such notice, together with payment of any salary, bonus and commissions accrued under Sections 1.04.1 and 1.04.2 and any other amounts as may be due and/or accrued (which amounts shall be pro-rated up to the date of termination) under Sections 1.04 and 1.05 up to the date of termination, Executive’s employment and all obligations of the Company will terminate and this Agreement shall end.  For purposes of this Agreement, “Disability” is defined as the Executive being eligible for disability insurance benefits under the Company’s long term disability insurance policy, or in the absence of such disability insurance coverage, Disability shall be defined as provided under applicable disability discrimination law.

2.02. Retirement.  This Agreement shall end, without notice to terminate being required, upon Executive’s voluntary election to retire at any time after Executive reaches age 65.  Upon retirement, Executive’s employment shall terminate and Executive shall be entitled to payment of any salary accrued under Section 1.04.1, any awarded but unpaid bonuses applicable to any prior period, together with any other amounts as may be due and/or accrued (which amounts shall be pro-rated up to the date of termination) under Sections 1.04 and 1.05 up to the date of termination, following which all obligations of the Company will terminate.

2.03. Death.  If Executive dies during the term of his employment, Executive’s employment will terminate, the Agreement shall end, and all Company’s obligations, other than any obligations with respect to the payment of accrued but unpaid fees under Section 1.04.1, and any awarded but unpaid bonuses applicable to any prior period, together with any other amounts as may be due and/or accrued (which amounts shall be pro-rated up to the date of termination) under Sections 1.04 and 1.05 up to the date of death, will cease.

2.04. Termination For Cause.  If the Company terminates Executive for Cause, this Agreement and all obligations of the Company shall terminate effective upon notice of termination for Cause, other than any obligations with respect to the payment of accrued but unpaid fees and bonus under Sections 1.04.1 and 1.04.2, together with any other amounts as may be due and/or accrued under Section 1.05 up to the date of termination.  For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s failure to perform duties (other than as a result of incapacity as described in Section 2.01) in any material respect that remains uncured for 10 days after written notice thereof is given to Executive;

(ii) Executive’s willful misconduct or gross negligence;

(iii) Executive’s willful failure to conduct the business of the Company in accordance with the lawful directives of the Board, which failure causes material harm to the Company or would be likely to cause material harm to the Company;

(iv) any material breach by Executive of any of the covenants, terms or conditions of this Agreement that remains uncured for 10 days after written notice thereof is given to Executive;

(v) Executive’s engagement in conduct during the term of this agreement, which is dishonest or disloyal, which has injured or would injure the business or reputation of the Company or otherwise adversely affects its interests in any material respect; or

(vi) Executive’s engagement in fraud or embezzlement or Executive’s conviction or plea of nolo contendre to a felony.  This provision shall not apply to any conviction or plea of nolo contendre to any traffic (driving) offenses.

2.04.1. Any notice given by the Company under this Section 2.04 shall specifically state the manner in which the Executive has not performed his duties, or has breached any of the covenants, terms or conditions of this Agreement, that the notice is given under this Section 2.04, and that failure to correct such breach will result in termination of employment under this Agreement.  For the purpose of the above definition of Cause, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Failure of the Company or the Executive to achieve or satisfy any target, milestone or other performance goal or hurdle shall not be deemed a failure by the Executive to perform his duties or to comply with any of the directives of the Board of Directors.

2.04.2.  Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless (i) notice of intention to terminate for Cause has been given by the Company within 60 days after the Company learns of the act, failure or event constituting “Cause” under this Section 2.04 (which is not cured by the Executive within any time period permitted for such cure above), and (ii) the Board of Directors has voted (at a meeting of the Board duly called and held as to which termination of Executive is an agenda item) to terminate Executive for Cause, and (iii) if Executive has commenced arbitration in the manner prescribed in this Agreement within 15 days after receipt of such notice of termination, disputing the Company’s right under this Agreement to terminate for Cause, the Arbitrator shall thereafter have determined that the Executive was terminated for Cause.  If the Arbitrator declines to rule that the Executive was terminated for Cause, the Executive shall be treated as having been terminated without cause and the Executive shall be entitled to receive the Severance Benefits pursuant to Section 3.

2.05. Termination Without Cause.  Executive’s employment is at-will, and this Agreement may be terminated at any time by the Company without Cause and without reason, upon 15 days’ notice to Executive.  If the Company terminates Executive without Cause hereunder, the Company shall pay to Executive accrued but unpaid fees under Section 1.04.1, together with any other amounts as may be due and/or accrued under Sections 1.04 and 1.05 up to the date of termination (which amounts shall be pro-rated up to the date of termination), and any awarded but unpaid bonuses applicable to any prior period.  The Company’s provision of written notice not to extend either the Initial Term or any Extension Term of this Agreement pursuant to Section 1.03 shall be deemed to be a termination of the Executive by the Company without Cause hereunder.

2.06. Executive Termination for Good Reason.  If Executive terminates his employment for Good Reason, this Agreement and all obligations of the Company shall terminate effective upon Executive’s provision of notice of termination, and Executive shall receive the same compensation as would be provided or payable to him in connection with a termination without Cause under Section 2.05 hereof.  For purposes of this Agreement “Good Reason” shall mean:

(i)	change in control of the company;

(ii)
an assignment to Executive of any duties or responsibilities inconsistent with, or a significant reduction or change by the Company (or its successor) in the nature or scope of the authority of, such duties or responsibilities assigned to or held by Executive hereunder or as of the Effective Date;

(iii)	any removal of Executive from the position of COO with the Company (or its successor);

(iv)	a reduction by the Company (or its successor) and its subsidiaries in Executive’s base salary under this Agreement or as it may be increased at any time thereafter;

(v)	non-payment of Executive’s base salary for a period of more than 30 days (Executive is not required to notify company to cure non-payment of salary);

(vi)
a transfer or relocation of the site of employment of Executive, without his express written consent, to a location more than 50 miles from the location of his principal place of business as set forth in this Agreement; or

(vii)
any failure of the Company to comply with and satisfy its material obligations under this Agreement (other than those specified in clauses (i) through (iv) above, as to which no notice and opportunity to cure shall be provided) that remains uncured for 30 days after written notice thereof is given to the Company.

ARTICLE III
EXECUTIVE’S REPRESENTATIONS AND WARRANTIES

4.01. Duties.  Executive agrees that, in addition to all other obligations commensurate with his employment with the Company, he shall comply with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all Company employees or senior Executives as adopted by the Board from time-to-time.  Executive first shall obtain the consent of the Board in writing before engaging in any other business or commercial activities, duties or pursuits; provided however that nothing shall preclude Executive from (i) engaging in charitable activities and community affairs, (ii) acting as a member, director or officer of any industry trade association or group, (iii) serving as a trustee, director or advisor to any family companies or trusts, (iv) managing his personal investments and affairs, and (v) acting as a director of any other companies, provided that in the case of clause (v), such service is not to any company which competes with the Company, and further provided that such activities under clause (v) do not, in the reasonable judgment of the Board, materially interfere with the proper performance of his duties and responsibilities hereunder.

4.02. Executive Nonsolicitation.  Should Executive’s employment with the Company be terminated with Cause or by Executive’s voluntary resignation without Good Reason, for a period of twelve (12) months following such termination, Executive shall not solicit or induce, or attempt to solicit or induce, any employee of the Company or its affiliates, other than any administrative assistant, to terminate such employment for any reason whatsoever or hire any employee of the Company or its affiliates, other than any administrative assistant.

4.03. Non-Disclosure.  Executive shall not, during or after his employment with the Company, (i) disclose, in whole or in part, any Company Confidential Information, as hereinafter defined, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company or required by law, order of any court or court process, or (ii) use any Company Confidential Information for Executive’s own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company; except in the proper performance of Executive’s duties as instructed by the Company.  Company Confidential Information shall not include (i) information in the public domain or generally known in the industry (unless Executive is responsible, directly or indirectly, for such Company Confidential Information entering the public domain or becoming known in the industry without the Company’s consent), (ii) information and know-how derived or known by Executive from experience in the industry generally and not specific to Company, and (iii) information disclosed by the Company to third parties without any duty or obligation of confidentiality or non-disclosure. .

4.03.1. Confidential Information.  For purposes of this Agreement, Company Confidential Information shall mean the knowledge and information acquired by Executive concerning the Company’s confidential and proprietary information regarding its business plans, programs, client prospects, client lists, supplier and vendor information, client contacts, client information and data, marketing plans, data processing systems and information contained therein, products, proposals to clients and potential clients, account reports, plans, studies, price lists, financial statements and records, files and other trade secrets, know-how, or other private, confidential or proprietary information of or about the Company which is not already available to the public or known generally in the industry.

4.04.  Acknowledgment.  Executive acknowledges and agrees that the terms of this Article IV:  (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on Executive; and (iv) are not injurious to the public.  Executive further acknowledges and agrees that Executive’s breach of the provisions of this Article IV will cause the Company irreparable harm, which cannot be adequately compensated by money damages.  Executive consents and agrees that if Executive commits any such breach or threatens to comment any breach, the Company shall (at its election and notwithstanding Section 5.010 hereof) be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

ARTICLE IV
GENERAL PROVISIONS

5.01. Authorization to Modify Restrictions.  The provisions of this Agreement will be enforceable to the fullest extent permissible under applicable law, and the unenforceability (or modification to conform to law) of any provision will not render unenforceable, or impair, the remainder of this Agreement.  If any provision will be found invalid or unenforceable, in whole or in part, this Agreement will be considered amended to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.

5.02. No Waiver.  The failure of either the Company or Executive to insist upon the performance of any term in this Agreement, or the waiver of any breach of any such term, shall not waive any such term or any other term of this Agreement.  Instead, this Agreement shall remain in full force and effect as if no such forbearance or waiver had occurred.

5.03. Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement between Executive and the Company (or any of its predecessors or affiliates).  This Agreement may be amended only by a writing signed by each of the parties.  This Agreement may be assigned by the Company to any successor.  This Agreement may not be assigned by Executive.

5.04. Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

5.05. Consent to Jurisdiction.  Executive and Company hereby irrevocably submits to the personal jurisdiction of the federal and state courts in the State of Florida with jurisdiction in any action or proceeding seeking to enforce or interpret this Agreement.

5.06. Service of Process.  Executive irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the federal or state courts of Florida with jurisdiction by the mailing by certified or registered mail of copies of such process to Executive at his address as set forth on the signature page of this Agreement.

5.07. Venue.  Executive irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the federal or state courts of Florida and any objection on the ground that any such action or proceeding in such courts has been brought in an inconvenient forum.

5.08. Agreement Binding.  The obligations of the parties under this Agreement will be binding on their respective heirs, executors, legal representatives, successors and assigns.  In the event of any change of control or acquisition of the Company by any other company or entity, such company or entity shall be deemed a successor or assign of the Company under the terms of this Agreement, and shall be required to assume or guaranty the obligations of the Company under this Agreement.  Such assumption or guaranty shall not affect or diminish the liability or obligations of the Company to Executive under this Agreement.

5.09. Counterparts, Section Headings.  This Agreement may be executed in any number of counterparts.  Each will be considered an original, but all will constitute one and the same instrument.  The section headings of this Agreement are for convenience of reference only and will not affect the construction or interpretation of any of its provisions.

5.010. Arbitration.  In the event that any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration.  Any such arbitration proceeding shall take place in Orlando, Florida before a single arbitrator (rather than a panel of arbitrators). Nothing herein shall prevent the Company from seeking injunctive relief as provided for in Article 4 of this Agreement. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof.  If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions.

5.011. Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: Anthony Gebbia 11803 Chateaubriand Avenue Orlando, Florida 32836
If to the Company: Sputnik Enterprises, Inc. 37 North Orange Avenue Suite 500 Orlando, Florida 32801
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.012. Employee Manuals and Handbooks.  Executive acknowledges that from time to time the Company or its affiliates may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook, as the same may exist from time to time, or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive or to impose any such obligations on the Executive in conflict with or in any manner inconsistent with the provisions of this Agreement.

5.013. Insurance and Indemnity.  The Company shall, to the fullest extent permitted by law, indemnify the Executive.  The Company shall also provide the Executive with coverage as a named insured under a directors and officers liability insurance policy to be maintained for the Company’s directors and officers, as and when available.  The Company shall continue to maintain directors and officers liability insurance for the benefit of Executive during the term of this Agreement and for at least three (3) years following the termination of Executive’s employment with the Company, provided that such insurance is available on commercially reasonable terms.  This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company or with any affiliated company.  Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.

EXECUTIVE AND COMPANY SIGNATORY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 23rd day of May, 2013.

EXECUTIVE		Sputnik Enterprises, Inc.

By:	/s/ Anthony Gebbia	By:	/s/ R. Thomas Kidd i
	Anthony Gebbia		R. Thomas Kidd
CEO and sole director